AMENDED

OFFER TO PURCHASE FOR CASH

BY

SECURITY LAND & DEVELOPMENT CORPORATION

OF

UP TO 2,526,247 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $1.25 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WAS SCHEDULED TO EXPIRE AT 5:00 P.M., AUGUSTA, GEORGIA TIME, ON MARCH 15, 2017.  TO FACILITATE THE REVIEW OF THE OFFER, AS AMENDED AND SUPPLEMENTED, THE EXPIRATION DATE OF THE OFFER IS EXTENDED UNTIL 5:00 P.M., AUGUSTA, GEORGIA TIME, ON

APRIL 12, 2017, UNLESS FURTHER EXTENDED OR TERMINATED.

SECURITY LAND & DEVELOPMENT CORPORATION, a Georgia corporation (the "Company", "we" or "us") hereby invites you to tender your shares of our common stock for purchase by us at a price of $1.25 per share in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock of the Company, par value $0.10 per share.

We will purchase up to 2,526,247 shares of our common stock (approximately 48.2% of our outstanding shares) in the Offer. Only shares properly tendered and not properly withdrawn will be purchased. If the number of shares properly tendered is less than 2,526,247, we will purchase all of the shares properly tendered. Because shareholders that own approximately 51.8% of our outstanding shares have confirmed their intention NOT to tender (except for 161,500 of their shares), we do not expect that the number of shares tendered will be more than 2,526,247; however, in the event the shares tendered exceed the maximum offer, we will purchase 2,526,247 shares in the aggregate, on a pro rata basis from all stockholders who tendered shares. We reserve the right, in our sole discretion, to increase the number of shares we purchase by an amount that does not exceed 2% of our outstanding shares.

The Offer will expire at 5:00 p.m., Augusta, Georgia time, on April 12, 2017, unless extended or earlier terminated. If you want to tender your shares pursuant to the Offer, you must specify the number of shares you want to tender, and follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal.

The Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions discussed in this Offer to Purchase.

Our shares are not traded on any established market. Any trades are effected only in privately-negotiated transactions. See Section 11.

Our Board of Directors has approved this Offer. However, neither we nor our Board of Directors make any recommendation to you as to whether you should tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender.

As of the original date of the Offer, we were informed that members of the Flanagin family and another member of the Board of Directors, who collectively own 2,716,860 common shares (approximately 51.8% of our common shares), do NOT intend to tender any of the shares that they own.  Subsequent to February 7, 2017, two of our directors informed the Company that they or their affiliates had reconsidered their earlier determination not to tender shares in the Offer, and now intend to tender an aggregate of 161,500 shares into the Offer.  See Section 12. Because we are offering to purchase approximately 48.2% of our stock, and because of the debt financing being used in order to finance the Offer, our capital and ownership structure following completion of the Offer may be materially different from our capital and ownership structure prior to the Offer. See Section 5.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions about the Offer or requests for assistance may be directed to our President, T. Greenlee Flanagin, who is acting as  the Information Agent for the Offer, at the address and phone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any document incorporated herein by reference may be directed to the Information Agent at the address and phone number set forth on the back cover page of this Offer to Purchase.

This document contains important information about the Offer. We urge you to read it in its entirety.

Offer to Purchase dated February 7, 2017, as amended March 15, 2017

ii

iii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this document. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion. As used in this document, the term, “Security Land” “the Company”, “we”, “our” and “us” refer to Security Land & Development Corporation, a Georgia corporation.

THE OFFER AND WITHDRAWAL RIGHTS WAS SCHEDULED TO EXPIRE AT 5:00 P.M., AUGUSTA, GEORGIA TIME, ON MARCH 15, 2017.  TO FACILITATE THE REVIEW OF THE OFFER, AS AMENDED AND SUPPLEMENTED, THE EXPIRATION DATE OF THE OFFER IS EXTENDED UNTIL 5:00 P.M., AUGUSTA, GEORGIA TIME, ON APRIL 12, 2017, UNLESS FURTHER EXTENDED OR TERMINATED.

Who is offering to purchase my shares?

The issuer of the shares, Security Land & Development Corporation, is offering to purchase your shares. See Section 6.

How much will the Company pay me for my shares?

We are offering to purchase shares of common stock at a price of $1.25 per share. If your shares are purchased in the Offer, we will pay you the purchase price, in cash, without interest, promptly after the expiration of the Offer. See Section 9.

How many shares is the Company offering to purchase?

We will purchase up to 2,526,247 shares pursuant to the Offer, or approximately 48.2% of our outstanding common stock. We also reserve the right to increase the number of shares we purchase by an amount that does not exceed 2% of our outstanding shares, subject to applicable legal requirements. See Section 6.

Do I have to sell my shares to the Company?

No. This is a voluntary offer. You are not required to tender any shares.

If I tender my shares, how many of my shares will the Company purchase?

We expect to purchase all of the shares that you tender (because holders of approximately 51.8% of our shares have expressed their intention NOT to tender 48.7% of our shares). See Section 6 for possible exceptions.

What is the interest of the Flanagin Family in the Company’s shares and the Offer?

Members of the Flanagin Family, three of whom are on our Board of Directors, including our President T. Greenlee Flanagin and our Chairman W. Stewart Flanagin, Jr., own 2,344,295 shares, about 44.7% of our stock, prior to this Offer.  Except for 75,000 shares to be tendered by our director Robert Flanagin, we do not expect any other shares to be tendered by the Flanagin Family.  Stockholders’ equity was $1.35 per share as of September 30, 2016 and net income was $0.06 per share for the year ended September 30, 2016.  After the Offer, we expect that the Flanagin Family’s interest in the net book value and the net earnings of the Company will increase, in terms of both dollar amounts and percentages.  On a pro forma basis, the Flanagin family’s interest in the Company’s net book value could increase from $1.35 per share up to $1.42 per share, and its interest in net income could increase from $0.06 per share up to $0.09 per share, if the Offer is fully subscribed.  See Section 12.

What is the market value of my shares?

There is no established market for our common stock and our shares are rarely transferred.  Thus, there is no established “market value” for your shares.  See Section 11.

How was the offer price determined?

Our Board of Directors determined to offer $1.25 per share after considering our current financial condition and the limited opportunities for liquidity available for our stockholders.  See Section 1, Background.

Does the Purchase Price accurately reflect the intrinsic value of my shares?

Not necessarily. We do not represent that the Purchase Price accurately reflects the intrinsic value of the shares. Because there is no established trading market or source of quotations for our stock, our Board of Directors determined that any attempt to estimate the fair market value of a share of our stock as of any date would be inherently unreliable. We have not engaged valuation appraisers to establish a value for our common stock or to opine on the fairness of our offer.  The most recent trade known to us occurred on March 1, 2016 at $0.26 per share.

What is the purpose of the Offer?

We are making the Offer to provide all stockholders an opportunity for liquidity in our common stock.  See Section 1.

Will the Company remain a public company after the completion of the Offer?

Prior to this Offer, we had 595 stockholders of record of our common stock. If we have fewer than 300 stockholders of record after consummation of the Offer, we would be eligible to, and would expect to, terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would terminate our requirement to file financial reports, proxy statements and other items with the Securities and Exchange Commission (the "SEC"). As a result, the amount of information provided to stockholders following a deregistration may be less than the amount currently supplied. Accordingly, it may become difficult for stockholders to obtain information about the Company following its deregistration. We do not know if the completion of the Offer will result in reducing the number of record holders of our common stock below 300 and our becoming eligible for termination of registration under the Exchange Act.

Who will be the majority stockholders after the completion of the Offer?

Members of the Flanagin family, three of whom are on our Board of Directors, including our President T. Greenlee Flanagin and our Chairman W. Stewart Flanagin, Jr., own 2,344,295 shares, or about 44.7% of our stock, prior to this Offer.  Robert Flanagin intends to tender 75,000 of his shares.  After completion of the Offer, assuming at least  605,000 shares (about 11.5% of our outstanding stock) are tendered by other stockholders, the Flanagin Family will own a majority of our common stock.

Our director John C. Bell, Jr. beneficially owns 372,565 shares, approximately 7.1%, of our common stock, including 45,000 shares owned by Mr. Bell as Trustee of the John C. Bell, Jr. Profit Sharing Plan and 41,500 shares owned by his wife.  Subsequent to February 7, 2017, Mr. Bell and his wife reconsidered their earlier intention and have decided to tender the 86,500 shares owned by the Profit Sharing Plan and Mr. Bell’s wife. Mr. Bell has expressed his intention not to tender the 286,065 shares of common stock owned directly by him, representing approximately 5.5% of our outstanding stock.

The Flanagin family and Mr. Bell have expressed their intention NOT to tender 2,580,360 shares, which will total over 50% of our outstanding stock after the Offer.  Thus, in the aggregate, our directors and their families will continue to own a majority of our stock after the Offer, and would own 64.9% of our stock if one-half of the shares subject to the Offer are tendered.  See Section 12.

How will the Company pay for the shares?

Assuming that the maximum 2,526,247 shares are tendered in the Offer, the aggregate purchase price will be approximately $3.2 million. We plan to pay for the shares tendered in the Offer and purchased by us with (a) cash on hand of approximately $400,000 and (b) borrowings under a new debt facility with State Bank & Trust Company ("State Bank" or the "Bank"). We expect to incur up to approximately $2.8 million in additional indebtedness under a new $3 million revolving credit facility. We entered into a Business Loan Agreement with the Bank for this credit facility on November 29, 2016. We expect that funds will be available under this credit facility, but this Offer is subject to the condition that we have no material adverse change in our relationship with State Bank causing us to be unable to borrow funds under the Credit Facility in an amount sufficient to fund the share purchases in the Offer, in which event we will not be required to close the Offer. See Sections 10 and 13.

Are there any conditions to the Offer?

 Yes. Our obligation to accept for payment and pay for your tendered shares depends on a number of conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the expiration of the Offer. See Section 10.

The Offer is not conditioned on our stockholders tendering any minimum number of shares.

How long do I have to decide whether to tender my shares pursuant to the Offer?

You may tender your shares until the Offer expires. Currently, the Offer is scheduled to expire at 5:00 p.m., Augusta, Georgia time, on Tuesday, April 12, 2017. If your shares are held by a nominee or broker, they will likely have an earlier deadline for accepting the Offer.

Can the Company extend the Offer past the initial expiration date or amend the terms of the Offer?

We can extend the Offer past the scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. We reserve the right in our sole discretion to amend the Offer in any respect. See Sections 1 and 17.

How will I know if the Company extends the Offer or amends the terms of the Offer?

We will announce any extension or amendment either through a press release or other public announcement or a subsequent mailing to the stockholders. We also may communicate the extension of the Offer through other means.   See Section 17.

How do I tender my shares?

Shares Held in Your Own Name. If the share certificates are registered in your own name, you should deliver the following documents to T. Greenlee Flanagin, our President, so that they will be received on or prior to the Expiration Date at the address specified on page 1 of the “Letter of Transmittal” enclosed with this Offer:

1. The stock certificate(s) for the shares being tendered;

2. A completed and signed Letter of Transmittal; and

3. A completed and signed IRS Form W-9 (included with the Letter of Transmittal) or IRS Form W-8BEN or other applicable form in the case of foreign stockholders.

You may use the enclosed envelope to return these documents to us.

Shares Held by Your Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf.

For a more detailed explanation of the tendering procedures, see Section 7.

How and when will I be paid?

We will issue checks for all accepted tenders promptly after the Expiration Date. See Section 9.

What do I have to do if I have lost my stock certificates, or if they have been mutilated, destroyed or stolen, but I still want to tender them?

If your stock certificates have been lost, stolen, destroyed or mutilated, you should immediately contact T. Greenlee Flanagin, our President, to obtain instructions for replacing them, and check the appropriate box in the Letter of Transmittal.

Can I withdraw my previously tendered shares?

You can withdraw your previously tendered shares at any time prior to 5:00 p.m., Augusta, Georgia time, on Tuesday, April 12, 2017, or such later time and date to which we may extend the Offer. In addition, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, Augusta, Georgia time on April 5, 2017. See Section 8.

How do I withdraw my previously tendered shares?

You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to T. Greenlee Flanagin, our President. Contact information is set forth on the back of this document.

We must receive the notice on or before 5:00 p.m., Augusta, Georgia time, on Tuesday, April 12, 2017, or such later time and date to which we may extend the Offer. If you delivered or otherwise identified the certificates to us, you will need to provide the certificate numbers on those certificates. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 8.

What are the United States federal tax consequences if I tender my shares to the Company?

If you are a U.S. Holder (as defined in Section 16), the receipt of cash for your tendered shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment, or (b) a dividend. See Section 16. If you are a Non-U.S. Holder (as defined in Section 16), the payment of cash for your tendered shares may be subject to United States federal income tax withholding. See Section 7.

Will I have to pay brokerage commissions if I tender my shares to the Company?

If you are a registered stockholder and tender your shares directly to the Company, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 7.

What does the Board of Directors of the Company think of the Offer?

Our Board of Directors has unanimously approved the Offer and found it to be fair to the Company and its unaffiliated stockholders. See Section 2. However, none of our Board of Directors, the Information Agent or the Company is making any recommendation to you as to whether you should tender your shares. We are not making a recommendation as to whether you should tender shares pursuant to the Offer because we believe that you should make your own decision based on your views as to the value of our common stock and our prospects, as well as your liquidity needs, investment objectives, and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

  One of our directors, M. David Alalof, has informed us that he intends to sell all of his 106,630 shares. Any tender of his shares is not intended to be a reflection of his views of the Company or its short or long-term prospects. Our five other directors, including three members of the Flanagin family, have informed us that they do not intend to tender shares.  See Sections 1 and 12.

Did the Board of Directors receive any fairness opinions or similar reports regarding the fairness of the Offer?

No.  We have not sought or requested an opinion that the consideration to be received in the Offer is fair, from a financial point of view, to our unaffiliated stockholders.

Determination of Fairness of Offer by our Board of Directors

For reasons discussed below, our Board of Directors has determined, on behalf of the Company, that the Offer is fair to our affiliated and unaffiliated stockholders. The determination is based on our Board of Directors’ knowledge of our business and our financial statements and assets, our history of never paying dividends and the absence of a market for our stock, as well as other factors. Specifically, our Board of Directors has determined, on behalf of the Company, that the Offer is fair to affiliated and unaffiliated stockholders who decide to tender their shares for the following reasons:

  The Offer is voluntary and therefore is procedurally fair to stockholders who choose to participate. Stockholders are not required to tender their shares.

  The offering price of $1.25 per share is believed to be fair and equitable consideration for stockholders tendering their shares, as discussed below.

  Except for this offer, our stock is illiquid and stockholders have little or no ability to sell their shares.  Further, our stockholders have never received dividends.

These benefits, however, must be weighed against the fact that tendering stockholders will no longer benefit from any future earnings and growth in the Company or our common stock. Our Board of Directors has determined, on behalf of the Company, that the Offer is fair to affiliated and unaffiliated stockholders who decide not to tender for the following reasons:

  The reduction in shares will increase the relative percentage ownership in the Company of those stockholders who remain after the offer.

  The offering price of $1.25 per share is believed to be an attractive price to the Company and an attractive use of available cash and borrowing capacity based on our underlying fundamentals.

The Board of Directors unanimously approved the Offer. No director dissented to or abstained from voting on the approval of the Offer. Given the consensus of our Board of Directors that the offer is fair to affiliated and unaffiliated stockholders and because our directors are eligible to participate in the Offer on the same terms and conditions are our unaffiliated stockholders, our Board of Directors did not appoint a committee of disinterested or non-employee directors or obtain an unaffiliated representative to negotiate the terms of the Offer.

Our Board of Directors determined that the engagement of an unaffiliated stockholder representative on behalf of the unaffiliated stockholders was not necessary, practicable or advisable and would constitute an unnecessary expense because of the relatively small size of the Company and in relation to our level of net income, the voluntary nature of the Offer, and the same financial effects of the Offer on affiliated and unaffiliated stockholders.

Our Board of Directors also believes that the Offer is procedurally fair because it is voluntary for tendering stockholders. As a result, stockholders are entitled to make individual decisions based on their personal financial situation, personal risk tolerance or personal view of the Company.

Whom can I talk to if I have questions about the Offer

You are directed to contact our President, T. Greenlee Flanagin at the telephone number and address below with any questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery, or to confirm delivery of your shares. His contact information appears below:

T. Greenlee Flanagin, President

Security Land & Development Corporation

2816 Washington Road, #103

Augusta, GA 30909

(706) 736-6334

IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and instruct the nominee to tender your shares for you, or if you hold certificates in your own name, properly complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Company, at the address appearing on the back cover of this document, or

If you want to tender your shares but your certificates are not immediately available or time will not permit all required documents to reach us by the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 7 of this Offer to Purchase.

To tender your shares properly, you must follow the procedures described in this document, the Letter of Transmittal and the other documents related to the Offer.

If you have questions or need assistance, you should contact our President, T. Greenlee Flanagin at the address or telephone number on the back cover of this document.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender shares in the Offer. We have not authorized any person to give any information or to make any representation on our behalf in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If any such recommendation, information or representation is given or made, it must not be relied upon as having been authorized by us or our Board of Directors.

FORWARD-LOOKING STATEMENTS

This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the Offer may provide to our stockholders, the fulfillment of conditions to the Offer (including the financing of the Offer), the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, prospects for our business, the repurchase of additional shares in the future and the fees and expenses we will incur in connection with the Offer. The forward-looking statements regarding these matters are made by us based on various assumptions and analyses made by us in light of our management's experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

Forward-looking statements made in connection with the Offer do not fall within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the SEC, among others, could cause our actual results to differ materially from those expected or anticipated in the forward-looking statements contained in this document.

Important factors that could cause actual results to differ materially from those implicit in forward-looking statements include, without limitation, the following:

  the timing and occurrence or non-occurrence of events, including the conditions to the Offer, may be subject to circumstances beyond our control;

  the financial covenants of our credit arrangements, including the debt being incurred in connection with the financing of the Offer, will restrict our ability to borrow additional funds and pay dividends and may adversely affect our capital resources, financial condition and liquidity;

  the debt to be incurred in connection with the financing of this offer is short-term debt that we expect will need to be refinanced, and we may not be able to refinance, or otherwise raise capital to repay the debt, on favorable terms;

  changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

  general economic conditions, either nationally or locally in the Augusta, Georgia area, or conditions in the real estate industry may be less favorable than we currently anticipate;

  legislation or regulatory changes may adversely affect our business.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the Offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SPECIAL FACTORS

SECTION 1. PURPOSE OF THE OFFER; ALTERNATIVES; BACKGROUND.

Purpose of the Offer

We are making this Offer to enable you to decide whether you desire to continue your investment in the Company or whether you desire to obtain current payment for your shares. The purposes of the Offer include:

  We believe that the purchase of our shares is consistent with our long-term goal of maximizing stockholder value.

  We are making the Offer to provide all stockholders a unique opportunity for liquidity in our stock, for which there is no established market.

  We may be able to reduce our annual administrative, legal and accounting costs associated with fewer stockholders, especially if the number of stockholders of record is reduced below 300, thereby enabling us to deregister our common stock and reduce the costs of compliance with the rules and regulations of the SEC of the Exchange Act.

Managing the Company's Capital. We believe that the purchase of our shares is an attractive use of a portion of our capital resources (including the availability of debt financing) on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value.  Stockholders who decide not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in our future earnings and assets, subject to increased risks resulting from higher leverage.

Providing Liquidity. We believe that the Offer represents an efficient mechanism to provide the Company's stockholders with the opportunity to tender their shares of common stock for purchase by us, and thereby receive a return of some or all of their investment if they so elect. The purpose of the Offer is ultimately to provide stockholders with an unprecedented opportunity for liquidity for their shares of our common stock, without the usual transaction costs that are typically associated with market sales, especially of thinly traded companies.

Reducing Costs.  Prior to this Offer, we had 595 stockholders of record of our common stock.  If the purchase of shares in the Offer reduces the number of stockholders of record below 300, we would be eligible to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would terminate our requirement to file financial reports, proxy statements and other items with the Securities and Exchange Commission (the "SEC"). As a result, we would expect substantial savings in our administrative, legal and accounting costs related to compliance with the rules applicable to public companies.  We do not know if the completion of the Offer will result in reducing the number of record holders of our common stock below 300, thus becoming eligible for termination of registration under the Exchange Act.

If we are able to deregister our stock, we believe the potential reductions of our costs of compliance Exchange Act rules will increase shareholder value and our financial performance.  However, the amount of information provided to stockholders following a deregistration may be less than the amount currently supplied. Accordingly, it may become difficult for stockholders to obtain information about the Company following its deregistration.   Nevertheless, in recognition of the relatively small size of our Company, we believe the potential benefits of a deregistration would outweigh the potential detriments of reduced available information to stockholders.

Background

                In recent years, management and the Board of Directors have focused on the value to stockholders of owning shares of stock in the Company, with the realization that the Company has not been in a position to pay regular dividends and that the stockholders generally have not been able to sell their stock.  The Board of Directors continues to see value for long term investors in maintaining the Company’s business, operations and investments, while controlling expenses, as a long-term investment strategy, but views this tender offer as a way to offer stockholders an opportunity to sell their shares, if desired.  For several years, the Board of Directors has sought to establish a level and structure of the Company’s capital, with accumulated cash reserves and ongoing cash flow,  that could support the potential cost of a tender offer without negatively impacting ongoing operations.  The Board of Directors has considered and favored a tender Offer for the past several years, if not longer, but it was their opinion that the Company was not in a position to do so until recently.

                When deliberating the offering price at its meeting on September 9, 2016, prior to the availability of the Company’s financial results for the year ended September 30, 2016, the Board reviewed its financial statements for the year ended September 30, 2015. The Board noted the stockholder equity of $1.295 per share, and the net income minus the one-time gain on sale of land plus deferred taxes of transaction of about $0.06 per share (which level of income was consistent with expected 2016 net income and was viewed as a normal level of expected earnings). The Board also made a general estimate of the potential liquidation value of the Company’s assets, after taxes and expenses, which was estimated to be about $1.29 per share.  The Board felt that it would be fair to the tendering shareholders to offer a price that is closer to their general estimate of the liquidation value of the Company, even though the Board is not considering a liquidation, rather than a lower market value that could be expected based upon a multiple of earnings or other market factors.   Thus, the Board felt that an offering price of $1.25 per share would be fair to the tendering shareholders.

                The Board of Directors considered hiring a fairness advisor before proceeding with the offer, but decided against such action because (i) the offer is purely voluntary and stockholders are not required to sell; (ii) the costs of a financial advisor would be significant in relation to the Company’s size and annual net income; and (iii) the Board expected that a fairness advisor would likely determine a fair value the shares to be below the offering price in view of the limited liquidity and lack of trading market for our shares, and the fact that the offering price is over 20 times the Company’s normal levels of  net income.

Alternatives

             The Board of Directors has not received any offers regarding the stock, assets or control of the Company during the past two years and did not consider any alternative means of accomplishing the purposes of the Offer described above.  The Board believed that this Offer is the appropriate structure for a transaction, since we are allowing each stockholder to choose whether to sell their stock or to retain their investment.  Because the Board continues to see value for long term investors in the Company’s stock, the Board did not seriously consider other potential transactions where stockholders could not choose to retain their investment, such as a sale of assets and liquidation, or a merger or share exchange.

SECTION 2. FAIRNESS OF THE OFFER.

On September 9, 2016, our Board of Directors approved the Offer as fair and in the best interests of the Company and its affiliated and unaffiliated stockholders.

The Board of Directors took into account a number of factors, including the following, in support of its determination that the Offer is substantively fair and in the best interest of the Company and its unaffiliated stockholders:

  The absence of any established trading market for our common stock.  For the years 2013 through 2016, acting as transfer agent for our shares, we received an average of about five certificates per year delivered for transfer.  Our stockholders have never received dividends and have never had any readily available alternative to sell their stock.

  The offer price of $1.25 per share is believed to be fair and equitable consideration for stockholders tendering their shares, as discussed below.

  The fact that the Offer is a voluntary transaction in which our stockholders may or may not participate. Stockholders are not required to tender their shares.

  The fact that our stockholders would be able to participate in the Offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the Offer by retaining a portion of their shares.

  The fact that stockholders who tender their shares directly to us will avoid the usual transaction costs that would otherwise be incurred if the shares were sold in open market transactions, if any such sale could be arranged.

  The fact that the reduction in shares resulting from the Offer will increase the relative percentage ownership in the Company of those stockholders who retain shares after the Offer.

  The potential reductions of our costs of compliance with Exchange Act rules that could increase shareholder value and enhance our financial performance, if we are able to deregister our stock.

The Board weighed these factors against the fact that tendering stockholders will no longer benefit from any future earnings and growth in the Company or our common stock with respect to shares tendered and purchased in the Offer. In addition, in considering the Offer, the Board took into account the expected financial effects of the Offer and the transactions contemplated by the Offer, including the increased indebtedness described in Section 13 and the potential detriments of reduced available information to continuing stockholders if we are able to terminate registration of our stock under the Exchange Act.

With respect to the offer price of $1.25 per share, Board of Directors evaluated whether the price offered to unaffiliated shareholders would constitute an approximated fair value in relation to the following factors:

  Current and historical market price:  Due to a lack of available buyers on the open market there is no established current trading market and therefore no known current or historical market price.

  Net book value:  The real estate market is cyclical overtime and the Company’s real estate related asset holdings, constituting the significant portion of assets, were acquired over a period of up to 35 years or more.  Net book value ignores the changes in the market and related value since the assets acquisition, asset related income, liquidity, transaction costs of liquidation, and other pertinent factors.  Because of these factors the Board of Directors felt that net book value would not be a significant factor in determining fair value, but notes that net book value is somewhat consistent with the Board’s estimate of liquidation value.

  Going concern value:  Going concern value is considered by the Board as the most relevant indicator of fair value, which is often expressed as a multiple of earnings.  The Board believes that the offering price of over 20 times the Company’s normal level of net income (excluding recent one-time sales of assets) reflects at least fair value, and likely higher than a valuation based primarily on net earnings.

  Liquidation value and appraisal: The Board considers liquidation value to be an important factor in determining the fair value of the Company’s stock.  The Board estimated the liquidation value of the Company’s assets, after expenses and taxes, at approximately $1.29 per share.  Even though the Board is not considering a liquidation and believes that a going concern valuation would be more relevant in determining fair value, the Board set the offer price close to the estimated liquidation value.  In estimating liquidation value, the Board did not request appraisals of each parcel of real estate, but did take into consideration recent appraisals unrelated to the Offer, of (i) $8.5 million for its Publix shopping center on Washington Road in Augusta, Georgia (which is greater than book value) in a 2016 appraisal, and (ii) $1.3 million for its investment property in North Augusta, South Carolina (which is less than book value) in a 2013 appraisal.

  Purchase prices paid:  Very few recent transactions exist for analysis due to the lack of available buyers and sellers and an established trading market for the Company’s shares of stock.  Neither the Company nor any other Filing Person has purchased any shares of the Company’s common stock in the last two fiscal years, except that Harriette Flanagin purchased a total of 8,892 shares at $0.26 per share in separate transactions on February 24, 2016 and March 1, 2016.  These isolated transactions are not regarded as important in determining fair value with respect to this offer.

  Firm offers:  there have been no firm offers for purchases of shares made within the past two years.

With respect to the anticipated reduction  in costs of compliance with Exchange Act rules that would be possible if we can deregister the shares after this offer, we currently incur an annual cost of approximately $55,000 for yearly audits and quarterly reviews based on our status as a public filer.  This does not include the cost of internal accounting and reporting and the time of the Company’s personnel required for the audits, reviews and other reporting requirements of operating as a public corporation.  The Board of Directors estimates that converting to a privately held company could result in savings of approximately $45,000 per year immediately and savings could be higher over time.  This estimate does not account for potential future legal costs related to compliance and review.

In evaluating the effects of the Offer and the related transactions on us, including the fairness of the Offer to stockholders who elect to remain our stockholders following the Offer (or who tender all of their shares but who remain our stockholders due to the proration procedures of the Offer), the Board believes that the anticipated borrowings used to finance the Offer will result in a more efficient capital structure, making possible improved future earnings per share for the Company's continuing stockholders through the use of leverage. We believe we have adequate cash generating capacity, including sources of capital and cash from operations, to both complete the share repurchase and continue with our regular pursuit of business opportunities. The Board of Directors considered the effect of the repurchase of shares on our solvency, as required by Georgia law, and satisfied itself that our capital would not be impaired by the completion of the Offer. In particular, the Board concluded that after the Offering, (i) our assets, at fair valuation, would exceed our debts; (ii) we should be able to pay our debts as they come due; (iii) we will not have an unreasonably small amount of assets (or capital) for the business in which we are engaged; and (iv) the present fair saleable value of our assets is more than the sum of our liabilities, including contingent liabilities.

Our Board of Directors unanimously approved the Offer. No director dissented to or abstained from voting on the approval of the Offer. Given the consensus of our Board of Directors that the offer is fair to affiliated and unaffiliated stockholders and because our directors are eligible to participate in the Offer on the same terms and conditions are our unaffiliated stockholders, our Board of Directors did not appoint a committee of disinterested or non-employee directors or obtain an unaffiliated representative to negotiate the terms of the Offer.

Our Board of Directors determined that the engagement of an unaffiliated stockholder representative on behalf of the unaffiliated stockholders was not necessary, practicable or advisable and would constitute an unnecessary expense because of the relatively small size of the Company and in relation to our level of net income, the voluntary nature of the Offer, and the same financial effects of the Offer on affiliated and unaffiliated stockholders.

Our Board of Directors also believes that the Offer is procedurally fair because it is voluntary for tendering stockholders. As a result, stockholders are entitled to make individual decisions based on their personal financial situation, personal risk tolerance or personal view of the Company.

Based upon the aforementioned factors, our Board believes that the Offer is both substantively and procedurally fair to unaffiliated stockholders. For those stockholders who tender shares and are no longer stockholders of Security Land, the Board of Directors has determined that such stockholders will receive a fair price for their shares. The Board also believes that the transaction is fair to those stockholders who remain our stockholders following the completion of the Offer because they will retain a greater equity interest in us. See Section 5 for a detailed discussion of the consequences that result from remaining a continuing stockholder of Security Land.

Notwithstanding the determination of the Board that the Board believes the offer is fair, stockholders should understand that a majority of the board of directors that approved this transaction do not intend to tender the majority of the shares they own.  See Section 12.

No Recommendation

None of the Company, our Board of Directors, the Flanagin Family, nor our lenders, in this Offer makes any recommendation to any stockholder as to whether to tender or refrain from tendering any or all of the stockholder's shares and has not authorized any person to make any such recommendation. To the extent known to us after reasonable inquiry, none of our executive officers or directors, nor any member of the Flanagin Family, has made a recommendation either in support of or opposed to the Offer. We recommend that stockholders evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decision whether to tender shares and, if so, how many shares to tender.

SECTION 3. NO FAIRNESS OPINION OF FINANCIAL ADVISOR.

We have not sought or requested an opinion that the consideration to be received in the Offer is fair, from a financial point of view, to our unaffiliated stockholders.  Our Board of Directors determined that the engagement of a financial advisor was not necessary, practicable or advisable and would constitute an unnecessary expense because of the relatively small size of the Company and in relation to our level of net income, the voluntary nature of the Offer, and the same financial effects of the Offer on affiliated and unaffiliated stockholders.

The Board of Directors considered hiring a fairness advisor before proceeding with the offer, especially in view of the limited liquidity and lack of trading market.  The Board but decided against such action because (i) the offer is purely voluntary and stockholders are not required to sell; (ii) the costs of a financial advisor would be significant in relation to the Company’s size and annual net income; and (iii) the Board expected that a fairness advisor would likely determine a fair value the shares below the offering price in view of the limited liquidity and lack of trading market for our shares, and the fact that the offering price is over 20 times the Company’s normal levels of  net income.

SECTION 4. OUR PLANS AFTER THE OFFER.

If the Offer is completed, we expect that members of the Flanagin family, three of whom are on our Board of Directors, including our President T. Greenlee Flanagin and our Chairman W. Stewart Flanagin, Jr., will own a majority of our common stock. Prior to the Offer members of the Flanagin family already own about 44.7% of our stock.  The Flanagin family and an the other members of our Board of Directors collectively own over 53% of our stock, prior to the Offer, and the Flanagin family and John C. Bell, Jr. have expressed their intention NOT to tender their shares, which total approximately 51.8% of our stock; except that after February 7, 2017, our directors John Bell and Robert Flanagin informed the Company that they or their affiliates had reconsidered their earlier determination not to tender shares in the Offer, and now intend to tender an aggregate of 161,500 shares into the Offer.  Thus, in the aggregate, our directors and their families will continue to own a majority of our stock after the Offer, and we would not expect any change in management, directors and officers as a result of the Offer.

                Other than as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

  an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  our common stock becoming eligible for termination of registration under the Exchange Act;

  a purchase, sale or transfer of a material amount of our assets or of the assets of our subsidiaries;

  a material change in our present dividend rate or policy, or in our indebtedness or capitalization; a change in our Board of Directors or management;

  a material change in our corporate structure or business;

  an acquisition or disposition by any person of our securities; or

  a change in our Restated Certificate of Incorporation, by-laws or other governing documents or an action that could impede the acquisition of control of us.

Although we do not currently have any plans (other than as described in this document) that relate to or would result in any of the events discussed above, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events.

SECTION 5. EFFECTS OF THE OFFER.

As described above, this Offer may substantially reduce the number of issued and outstanding shares of our common stock. Accordingly, if you do not tender your shares in the Offer, upon the completion of the Offer, you (together with other non-tendering stockholders) will realize a proportionate increase in your relative ownership interest in us, and thus, in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. The percentage ownership interest of non-tendering stockholders in us after the Offer will be greater than their percentage ownership interest before the Offer. Of course, we may issue additional shares of common stock and other securities at any time, subject to the authorization in our Articles of Incorporation, and these issuances would reduce your percentage ownership interest.

Consummation of the Offer will permit the continuing stockholders to receive the benefits that result from ownership of a proportionately greater equity interest in us. Such benefits include the benefits of the profits generated by operations and increases, if any, in our value. The continuing stockholders will also bear the risk of any decrease in our value following the Offer, and the risks associated with the additional debt that we will incur in financing the Offer. For a pro forma illustration of the effect of the Offer on our earnings per share, see Section 14.

In recent years, management and the Board of Directors have focused on the value to stockholders of owning shares of stock in the Company, with the realization that the Company has not been in a position to pay regular dividends and that the stockholders generally have not been able to sell their stock.  The Board of Directors continues to see value for long term investors in maintaining the Company’s business, operations and investments, while controlling expenses, as a long-term investment strategy, but views this tender offer as a way to offer stockholders an opportunity to sell their shares, if desired.  For several years, the Board of Directors has sought to establish a level and structure of the Company’s capital, with accumulated cash reserves and ongoing cash flow,  that could support the potential cost of a tender offer without negatively impacting ongoing operations.  The Board of Directors has considered and favored a tender Offer for the past several years, if not longer, but it was their opinion that the Company was not in a position to do so until recently.

You may be able in the future to sell shares that you do not tender or that are otherwise not purchased in the Offer. We cannot predict or assure you, however, as to the price at which you will be able to sell your shares, which may be higher or lower than the purchase price paid by us in this Offer. Consummation of the Offer will likely further reduce the liquidity of the shares, and there can be no assurance that stockholders will be able to find willing buyers for their shares after the Offer. See Section 14.

Following completion of the Offer, we may repurchase additional shares in the open market, in privately negotiated transactions or otherwise. Future purchases may be on terms that are more or less favorable to stockholders than the terms of this Offer. SEC Rules 14e-5 and 13e-4 generally prohibit the Company from purchasing any shares outside of the Offer until at least ten (10) business days after the Expiration Date, although there are some exceptions. Any future purchases will depend on many factors, which include market conditions and the condition of our business. We currently have no plans that relate to the purchase of additional shares of our common stock following consummation of the Offer.

Shares that we acquire in the Offer will be cancelled and restored to the status of authorized and unissued shares. These shares will be available for us to issue without further stockholder action for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for the reissuance of the shares purchased pursuant to the Offer.

Our indebtedness will be substantially higher following the completion of the Offer than prior to the Offer. This could have the effect, among other things, of substantially reducing our flexibility to respond to changing business and economic conditions, and it will have the effect of substantially increasing our interest expense. Because we will incur short-term indebtedness to finance the purchase of shares in this offer, we will need to refinance this indebtedness by the end of November 2017, and our ability to obtain suitable financing may be uncertain and subject to increases in interest rates and other market risks. Covenants in our financing agreements may restrict our ability to borrow additional funds in the future, to declare and pay dividends on our common stock, or to engage in other transactions that may be otherwise in our interest.

THE OFFER

SECTION 6. NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 2,526,247 shares of our common stock properly tendered and not properly withdrawn in accordance with Section 7 before the Expiration Date, as defined below, at a purchase price of $1.25 per share, net to the seller in cash, less any applicable withholding taxes and without interest. If fewer than 2,526,247 shares are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term "Expiration Date" means 5:00 p.m., Augusta, Georgia time, on April 12, 2017. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 17 for a description of our right to extend, delay, terminate or amend the Offer.

Because holders of over 2.7 million shares of our common stock have indicated their intention NOT to tender their shares, we do not believe we will have tenders for more shares than covered by the Offer.  However, in the unexpected event that the Offer is over-subscribed as described below, shares properly tendered and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date. All shares tendered and not purchased in the Offer, including shares not purchased because of proration, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

If we (i) increase the maximum number of shares that we may purchase in the Offer by more than 2% of our outstanding shares or (ii) decrease the amount of shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 17.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 10.

Priority of Purchases

If more than 2,526,247 shares of our common stock (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

  First, we will purchase all Odd Lots of less than 100 shares from stockholders who properly tender all of their shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); and

  Second, after purchasing all the Odd Lots that were properly tendered, we will purchase shares from all other holders who properly tender shares and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired 2,526,247 shares.

Odd Lots

The term "Odd Lots" means all shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 shares of our common stock and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more shares of our common stock, even if such holders have separate accounts or certificates representing fewer than 100 shares. Odd Lots will be accepted for payment at the same time as other tendered shares.

Proration

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares (excluding Odd Lot Holders) will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders). We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Stockholders may obtain preliminary proration information from the Information Agent.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list.

SECTION 7. PROCEDURES FOR TENDERING SHARES.

Proper Tender of Shares

                For shares to be validly tendered pursuant to the Offer, the certificates for such shares, together with a properly completed and duly executed Letter of Transmittal (or copy thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by us on or before the Expiration Date at the address set forth on the back cover of this document. In addition, Odd Lot Owners who tender all their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 6.

Signature Guarantees and Method of Delivery.

                No signature guarantee is required on the Letter of Transmittal if:

  the Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate tendered therewith, or shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each of these entities, an “Eligible Institution”).

                In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing shares is registered in the name of a person other than the signer of a Letter of Transmittal, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

                In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by us of certificates for tendered shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including stock certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

Federal Income Tax Backup Withholding

                To prevent federal income tax backup withholding equal to 28% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must notify us of the stockholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing an IRS Form W-9 (included with the Letter of Transmittal). See Instruction 9 of the Letter of Transmittal. Foreign stockholders, if any, should provide IRS Form W-8BEN (or another appropriate IRS form) instead, but nevertheless may be subject to a 30% U.S. withholding tax. See Instruction 10 of the Letter of Transmittal. For a discussion of certain other federal income tax consequences to tendering stockholders, see Section 16.  Each stockholder should consult his or her own tax advisor as to whether he or she is subject to or exempt from federal income tax withholding.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Guaranteed Delivery

                 If a stockholder desires to tender shares pursuant to an Offer and the stockholder’s certificates are not immediately available or time will not permit all required documents to reach us by the Expiration Date, the shares may still be tendered provided that all of the following conditions are satisfied:

  the tender is made by or through an Eligible Institution;

  we receive (by hand, mail or overnight delivery), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase and includes a guarantee by an Eligible Institution in the form set forth in such Notice; and

  the certificates for all tendered shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or copy thereof) and any other documents required by the Letter of Transmittal, are received by us within five business days after the date we receive the Notice of Guaranteed Delivery.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

                We will determine all questions as to the number of shares to be accepted, the form of documents and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of shares, in our reasonable discretion, provided however, that our determination may be challenged in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular shares. No tender of shares will be deemed valid until all defects and irregularities have been cured or waived. Any waiver shall apply to all stockholders. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and neither we nor any other person will incur any liability for failure to give the notice.

Lost Certificates.

                If the share certificates which a registered holder wants to surrender have been lost, stolen, destroyed or mutilated, the stockholder should promptly notify T. Greenlee Flanagin to obtain instructions for replacing them and check the appropriate box in the Letter of Transmittal.

Tendering Stockholder's Representation and Warranty; Acceptance by Us Constitutes an Agreement

A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and (ii) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

A tender of shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by us, execute and deliver any additional documents deemed by us to be necessary or desirable to complete the sale, assignment and transfer of the shares tendered, all in accordance with the terms of the Offer.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

SECTION 8. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 8, the tender of shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by us, may also be withdrawn after 12:00 midnight, Augusta, Georgia time, on April 5, 2017.

For a withdrawal to be effective, we must receive in a timely manner (at the address set forth on the last page of this Offer to Purchase) a written notice of withdrawal. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the shares. If the certificates have been delivered or otherwise identified to us, then prior to the release of the certificates, the tendering stockholder must also submit the certificate numbers shown on the particular certificates evidencing the shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution). We will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, in our reasonable discretion. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and neither we nor any other person will incur any liability for failure to give the notice. Any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may, however, be re-tendered prior to the Expiration Date by again following any of the procedures described in Section 7 “Procedures for Tendering Shares.”

If we extend the Offer, delay our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then without prejudice to our rights under the Offer, we may, subject to applicable law, retain all tendered shares, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 8.

SECTION 9. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

                Upon the terms and subject to the conditions of the Offer, we will purchase and pay the Purchase Price for 2,526,247 shares of our common stock (subject to increase or decrease as provided in Section 6 “Number of Shares; Priority of Purchases; Odd Lots; Proration” and Section 17 “Extension of the Offer; Termination; Amendments”), or such lesser number of shares as are validly tendered, promptly after the Expiration Date.

                We will promptly pay for shares purchased pursuant to the Offer. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. We will return certificates for all shares not purchased, including all shares not purchased due to proration, promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 10 “Conditions of the Offer.”

                We may be required to withhold and remit to the Internal Revenue Service 28% of the gross proceeds paid to any tendering stockholder or other payee who fails to complete fully and sign the IRS Form W-9 included with the Letter of Transmittal.

                Foreign tendering stockholders should provide IRS Form W-8BEN instead of Form W-9, but nevertheless may be subject to a 30% U.S. withholding tax. See Section 7 “Procedures for Tendering Shares.”

SECTION 10. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, and subject to any applicable rules and regulations of the SEC, including Rule 13e-4(f) under the Exchange Act (relating to a purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of an Offer to Purchase), we will not be required to accept for payment or purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, if, at any time on or after the commencement of the Offer and on or prior to the Expiration Date, any of the following events occur, or are determined by us to have occurred, that, in our reasonable judgment and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares pursuant to the Offer:

(1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which directly or indirectly:

(a)       challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of shares pursuant to the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(b)       could, in our reasonable judgment, materially affect the Company's business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of the Company's business or materially impair the Offer's contemplated benefits to us;

(2) there shall have been any action threatened, pending or taken, or any approval withheld, or any statute, rule or regulation threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, to us or to any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (2) above;

(3) the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States (whether or not mandatory);

(4)  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(5)  the commencement or escalation of a war, armed hostilities, terrorist activity or any other national or international crisis directly or indirectly involving the United States;

(6)  any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect the extension of credit by banks or other lending institutions in the United States;

(7)  in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

(8)     any change or event occurs, is discovered, or is threatened with regard to our business, condition (financial or otherwise), our banking relationships (including with respect to our $3 million credit facility with State Bank); income, operations, or prospects or in ownership of our shares, which in our reasonable judgment is or may be material to us;

(9)      a tender or exchange offer with respect to some or all of our outstanding shares, other than the Offer, or a merger or acquisition proposal for or by us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act has acquired or proposes to acquire beneficial ownership of more than 50% of our outstanding shares, or any new group is formed that beneficially owns more than 50% of our outstanding shares; or

(10)  any person or group shall have made a public announcement reflecting an intent to acquire us or any of our assets or securities other than in connection with a transaction authorized by our Board of Directors.

These conditions are for our sole benefit and may be asserted by us or waived by us in whole or in part, at any time and from time to time on or prior to the expiration date of the Offer, in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of the Offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties. The Exchange Act requires that all conditions to the Offer be satisfied or waived before the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date.

SECTION 11. PRICE RANGE OF SHARES; DIVIDENDS.

Our shares are not traded on any established market or exchange. Any trades are effected in privately-negotiated transactions.  For the years 2013 through 2015, acting as transfer agent for our shares, we received an average of less than five certificates per year delivered for transfer. Our management has been informed of (but has not verified) isolated transactions for shares ranging from $0.26 to $0.75 per share within the past several years.  There may have been additional transactions during these periods of which we are not aware, or for which we do not know the price or consideration paid.

We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Rather, management intends to continue its strategy of retaining earnings for the foreseeable future for use in paying debt and operating of our business. The declaration and amount of any future cash dividends is at the discretion of our Board of Directors. Moreover, our lenders may restrict our declaring dividends on our common stock. Accordingly, there can be no guarantee that stockholders will receive any cash dividends on their common stock in the future.

SECTION 12. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS.

General

On December 31, 2016, there were 5,243,107 shares of our common stock issued and outstanding.  The “Flanagin Family” (the seven family members identified below) own 2,344,295 shares, or about 44.7% of our stock prior to this Offer. Three members of the Flanagin Family are on our Board of Directors, including our President T. Greenlee Flanagin, our Chairman W. Stewart Flanagin, Jr., and Robert M. Flanagin.  The other four members of the Flanagin Family include our President’s spouse, adult children and sister. Our director John C. Bell, Jr. owns 372,565 shares, or about 7.1% of our stock prior to this Offer. As of the original date of this Offer, we were informed that members of the Flanagin Family and Mr. Bell who collectively own 2,716,860 common shares (approximately 51.8% of our common shares), do NOT intend to tender any of the shares that they own. After February 7, 2017, our directors John Bell and Robert Flanagin informed the Company that they or their affiliates had reconsidered their earlier determination not to tender shares in the Offer, and now intend to tender an aggregate of 161,500 shares into the Offer.

The 2,526,247 shares of common stock that we are offering to purchase pursuant to the Offer represent approximately 48.2% of the shares of common stock outstanding on September 30, 2016.  In view of the stated intention of the Flanagin Family and Mr. Bell not to tender 48.7% of our shares, we are in effect offering to purchase ALL except 3.1% of the stock of ALL of the other stockholders.

As of December 31, 2016, our directors and executive officers as a group (6 persons) beneficially owned an aggregate of 1,750,470 shares, which constituted approximately 33.39% of our outstanding stock on that date.  The Flanagin Family and all Directors and Officers as a group beneficially own 2,823,720 common shares, which is approximately 53.9% of our outstanding stock.

Participation by Executive Officers and Directors in the Offer

Our executive officers and directors are entitled to participate in the Offer on the same basis as all other stockholders. However, as noted above, the three members of the Flanagin Family on our Board of Directors (i.e. our President T. Greenlee Flanagin who is our executive officer, our Chairman W. Stewart Flanagin, Jr., and Robert M. Flanagin) and Mr. Bell (a director and our non-employee Vice President) have informed us that they do NOT intend to tender the shares that they own, except for 161,500 shares (about 3.1% of our outstanding stock).

Members of the Flanagin family, three of whom are on our Board of Directors, including our President T. Greenlee Flanagin and our Chairman W. Stewart Flanagin, Jr., own 2,344,295 shares, or about 44.7% of our stock, prior to this Offer.  Robert Flanagin intends to tender 75,000 of his shares.  After completion of the Offer, assuming at least  630,000 shares (about 12% of our outstanding stock) are tendered by other stockholders, the Flanagin Family will own a majority of our common stock.

Our director John C. Bell, Jr. beneficially owns 372,565 shares, approximately 7.1%, of our common stock, including 45,000 shares owned by Mr. Bell as Trustee of the John C. Bell, Jr. Profit Sharing Plan and 41,500 shares owned by his wife.  Subsequent to February 7, 2017, Mr. Bell and his wife reconsidered their earlier intention and have decided to tender the 86,500 shares owned by the Profit Sharing Plan and Mr. Bell’s wife. Mr. Bell has expressed his intention not to tender the 286,065 shares of common stock owned directly by him, representing approximately 5.5% of our outstanding stock.

In addition, our director Gregory B. Scurlock (who is our non-employee Secretary/Treasurer) owns 500 shares, or about 0.1% of our stock, and has indicated that he will NOT tender his shares.

One of our directors, M. David Alalof, has informed us that he intends sell all of his 106,630 shares. Any tender of his shares is not intended to be a reflection of his views of the Company or its short or long-term prospects.

As discussed in Section 2, the proposal to engage in the Offer was discussed by our Board of Directors, including our non-employee directors. The Offer was proposed as means of offering liquidity to any stockholders who wish to tender shares of common stock in the Offer, not for the benefit of individual directors or members of management. To this end, the Board considered several factors in its evaluation of the fairness of the Offer. The Board deliberated the merits of the proposed transaction.

Assuming we purchase 2,526,247 shares pursuant to the Offer (and only 161,500 shares are tendered by the Flanagin Family or Mr. Bell), then our current directors and the Flanagin Family would own 94.1% of our outstanding shares immediately after the Offer.  If stockholders tender and we purchase only one-half of the shares subject to this Offer (1,267,569 shares), then:

  the percentage of our common stock owned by the Flanagin Family would increase from 44.7% to 57.1%;

  the percentage of our common stock owned by the Flanagin Family and Mr. Bell would increase from 51.8% to 64.3%;

Members of the Flanagin Family, three of whom are on our Board of Directors, including our President T. Greenlee Flanagin and our Chairman W. Stewart Flanagin, Jr., own 2,344,295 shares, about 44.7% of our stock, prior to this Offer.  Except for 75,000 shares to be tendered by our director Robert Flanagin, we do not expect any other shares to be tendered by the Flanagin Family.  Stockholders’ equity was $7,083,890, or  $1.35 per share,  as of September 30, 2016 and net income was $ 300,251, or $0.06 per share for the year ended September 30, 2016.  After the Offer, we expect that the Flanagin Family’s interest in the net book value and the net earnings of the Company will increase, in terms of both dollar amounts and percentages.  On a pro forma basis, the Flanagin family’s interest in the Company’s net book value could increase from $1.35 per share ($3.1 million) up to $1.42 per share ($3.2 million), if we purchase all of 2,526,247 shares subject to the offer, or $1.37 per share ($3.1 million), if we purchase one-half of those shares.   On a pro forma basis, the Flanagin family’s interest in net income could increase from $0.06 per share ($134 thousand) up to $0.09 per share ($196 thousand), if the Offer is fully subscribed, or $0.07 per share ($153 thousand)  if we purchase one-half of those shares.

Security Ownership of Management

The following table sets forth certain information with respect to the beneficial ownership of the common stock, as of December 31, 2016, by Directors and executive officers:

NAME OF BENEFICIAL OWNER	ADDRESS	COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS
W. Stewart Flanagin, Jr.	1117 Glenn Avenue Augusta, GA 30904	497,114	9.5%
T. Greenlee Flanagin	3326 Wheeler Road Augusta, GA 30909	250,784	4.8%
M. David Alalof	P.O. Box 15637 Augusta, GA 30909	106,360	2.0%
John C. Bell, Jr	P.O. Box 1547 Augusta, GA 30903	372,565	7.1%
Gregory B. Scurlock	1203 Reid Road Augusta, GA 30909	500	0.1%
Robert M. Flanagin	2002 Wrightsboro Road Augusta, GA 30904	523,147	10.0%
All Directors and officers as a group consisting of six individuals		1,750,470	33.39%

Based upon our records and upon information provided to us by our directors, executive officers and subsidiaries, neither we, nor any of our subsidiaries or affiliates, nor, to the best of our knowledge, any of our directors or executive officers or their affiliates, have effected any transactions in our shares on the date of this document or during the 60 days prior to the date of this document.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Security Ownership of Principal Shareholders and Flanagin Family

The following table sets forth certain information regarding the beneficial ownership of the common stock as of December 31, 2016 by each person who is known to the Board of Directors of the Company to own beneficially five percent (5%) or more of the outstanding common stock and by each member of the “Flanagin Family”.

NAME OF BENEFICIAL OWNER	ADDRESS	COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS
Flanagin Family:
T. Greenlee Flanagin	3326 Wheeler Road Augusta, GA 30909	250,784	4.8%
Robert Flanagin	2002 Wrightsboro Road Augusta, GA 30904	523,147	10.0%
W. Stewart Flanagin, Jr.	1117 Glenn Avenue Augusta, GA 30904	497,114	9.5%
Ann Flanagin Smith	4688 Great Falls Highway, Great Falls, SC 29055	411,604	7.9%

Harriette Flanagin	3326 Wheeler Road Augusta, GA 30909	75,728	1.4%
T. Greenlee Flanagin, Jr.	6004 Robert E. Lee Drive, Nashville, Tennessee	292,959	5.6%
R. Clayton Flanagin	5182 Saddle Circle, Evans, Georgia 30809	292,959	5.6%
Flanagin Family total		2,344,295	44.7%
Other 5% Shareholder:
John C. Bell, Jr.	P.O. Box 1547 Augusta, GA 30903	372,565	7.1%
Flanagin Family and Mr. Bell total		2,716,860	51.8%

SECTION 13. SOURCE AND AMOUNT OF FUNDS.

If the Offer is fully subscribed, we will purchase 2,526,247 shares of common stock at an aggregate purchase price of approximately $3.2 million in the Offer. We expect to fund the purchase of these shares, and to pay related fees and expenses, through (i) cash on hand of approximately $400,000 and (ii) borrowings under a new secured credit facility with State Bank and Trust Company, of Augusta, Georgia (“State Bank”). This facility   includes a $3 million revolving credit facility, bearing interest at 3.50% per annum, and is due in full on November 29, 2017 (the "Credit Facility").  The Credit Facility is secured by the Company’s real estate at 2816 Washington Road in Augusta, Georgia and related assets.  Further, the Bank is not obligated to make advances under the Credit Facility if it deems itself insecure or if it determines that there has been a material adverse change in our financial condition.  If we have a material adverse change in our relationship with State Bank causing us to be unable to borrow funds under the Credit Facility in an amount sufficient to fund the share purchases in the Offer, then we will not be required to close the Offer.

Risks Relating to Higher Leverage

We will incur increased indebtedness in connection with the purchase of shares in the Offer and, as a result, will be more leveraged. We expect to generate the cash necessary to pay our expenses and to pay the principal and interest on all of our outstanding debt from cash flows provided by operating activities and by opportunistically using other means to repay or refinance our obligations as we determine appropriate. However, we expect that we will need to refinance or extend the Credit Facility with State Bank when it matures in November 2017. Our ability to pay our expenses and meet our debt service obligations depends on our future performance, which may be affected by financial, business, economic, and other factors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. In such an event, we may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all. Also, our ability to carry out any of these activities on favorable terms, if at all, may be further impacted by any financial or credit crisis which may limit access to the credit markets and increase the cost of capital.

The Credit Facility contains customary covenants, including covenants that in certain circumstances restrict our ability to incur additional indebtedness or incur liens, use loan proceeds to pay dividends on and redeem capital stock, or have changes in ownership of more than 25%.  However, the Bank has consented to our use of the loan proceeds to consummate the purchase of stock in this Offer.  An adverse change in our financial condition, a determination by the Bank that it is insecure, or a breach of any of these restrictions could result in an event of default under the Credit Facility. If an event of default exists under the Credit Facility, the lenders could elect to cease making loans and declare all amounts outstanding thereunder to be immediately due and payable. If the lenders under the Credit Facility accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full that indebtedness and any other indebtedness that would become due as a result of any acceleration.

SECTION 14. CERTAIN INFORMATION CONCERNING SECURITY LAND

Information Relating to the Company

Security Land and Development Corporation was organized and incorporated in Georgia in 1970. The Company, including its wholly owned subsidiaries, the Royal Palms Motel, Inc., SLDC, LLC, SLDC2, LLC and SLDC III, LLC has developed two (2) primary business activities, these activities being (1) the acquisition of undeveloped land for investment purposes and sale at a future date or development of the land and sale after developed and, (2) the acquisition or development of income producing properties for investment purposes and income from leasing activities. The Company’s principal office is in Augusta, Georgia and principal activities are in Augusta, Georgia, Evans, Georgia, and North Augusta, South Carolina.

The Company’s primary development and income producing activities are:

1. Retail strip center on 14.24 acres on Washington Road in Augusta, Georgia (the “National Plaza”). Approximately 56,000 square feet is being leased to Publix Supermarkets, Inc. (“Publix”) who operates a retail food supermarket. The remaining approximately 13,000 square feet of rental space is available for lease to additional tenants. At September 30, 2016, approximately 10,400 square feet of this remaining space was leased.

2. An outparcel of National Plaza that is 0.89 acres and is leased commercially under a 20-year ground-lease to an auto-repair service operation.

3. Long-term ground lease ("Evans Ground Lease") on approximately 17 acres in Evans, Georgia at the intersection of Washington Road and Industrial Park Drive to Lowe's, a national home improvement retailer.

4. Commercial building on Wrightsboro Road in Augusta, Georgia. Approximately 25,000 square feet is currently leased to a retailer. The building includes an additional 27,000 square feet of warehouse space that is for lease as of September 30, 2016.

The Company owns additional undeveloped land parcels in and around the Augusta, Georgia and North Augusta, South Carolina area that are being held for investment purposes. Management of the Company believes that the market value of the property owned is greater than its carrying value. The Company presently has four employees, all of whom are officers and/or stockholders of the Company.

Our executive offices are located at 2816 Washington Road, #103, Augusta, Georgia 30909. Our telephone number is (706) 736-6334.

A list of our directors and officers as of October 1, 2016 is attached to this Offer to Purchase as Appendix A.

Our audited financial statements for the fiscal years ended September 30, 2015 and 2016 are incorporated herein by reference to our Form 10-K for the year ended September 30, 2016 filed with the Securities and Exchange Commission on December 21, 2016.

Summary Historical and Pro Forma Condensed Consolidated Financial Data

Historical Financial Information. We incorporate by reference the financial statements and notes thereto included in Item 8 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. Please refer to "Where You Can Find More Information" below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the years ended September 30, 2016 and 2015, and certain selected ratios for such periods. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended September 30, 2016.

Consolidated Statements of Income Data:	Fiscal Year Ended September 30,
	2016	2015
Rent revenues	$1,659,592	$1,491,102
Operating expenses	(986,829)	(933,057)
Operating income	672,763	558,045
Gain on sale of land	-	1,862,235
Interest expense	(156,349)	(170,716)
Other income	7,616	162,009
Income from continuing operations before income taxes	524,030	2,411,573
Provision for income taxes	(223,779)	(919,434)
Income from continuing operations	$ 300,251	$1,492,139
Net income per common share	$0.06	$0.28
Other Data:
Ratio of earnings to fixed charges (a)	4.4x	15.1x

(a)       Earnings included in the calculation of this ratio consist of income before income taxes plus interest expense. Fixed charges include interest expense.

Consolidated Balance Sheet Data:	As of September 30, 2016
Current Assets	$ 963,415
Investment properties	10,710,220
Other assets	69,627
Total Assets	$11,743,262
Current liabilities:
Accounts payable and accrues expenses	$ 226,620
Current maturities of notes payable	250,418
Total current liabilities	477,038
Long-term debt, less current liabilities	2,775,666
Deferred income taxes	1,406,668
Total liabilities	4,659,372
Total stockholders' equity	7,083,890
Total liabilities and stockholders' equity	$11,743,262
Shares outstanding—common stock	5,243,107
Book value per share (a)	$1.35

(a)           Reflects stockholders' equity divided by shares outstanding.

Summary Unaudited Pro Forma Consolidated Financial Data. The following table sets forth summary unaudited pro forma consolidated financial data for the year ended September 30, 2016 and certain ratios for such periods. This summary unaudited pro forma consolidated financial data gives effect to the purchase of all of shares by us in the Offer, as if such purchases had occurred on October 1, 2015 for the consolidated statements of income data for the year ended September 30, 2016, and on September 30, 2016 for the consolidated balance sheet data as of September 30, 2016. Such data also assumes that the purchase of shares is financed with debt on the terms described in the footnotes to the table below. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended September 30, 2016.

This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of shares in the Offer and the related debt financing had been completed at the dates indicated, or that will be achieved in the future. Our future results are subject to prevailing economic and industry specific conditions and financial, business, and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Forward-Looking Statements."

PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA
		AS IF 2,526,247 SHARES PURCHASED			AS IF 1,263,124 SHARES PURCHASED
	Fiscal Year Ended September 30, 2016
	Actual	Adjustments		Pro forma	Adjustments		Pro forma

Rent revenues	$1,659,592	-		$ 1,659,592	-		$ 1,659,592
Operating expenses	(986,829)	-		(986,829)	-		(986,829)
Operating income	672,763	-		672,763	-		672,763
Gain on sale of land	-	-		-	-		-
Interest expense	(156,349)	(105,000)	(1)	(261,349)	(52,500)	(1)	(208,849)
Other income	7,616	-		7,616	-		7,616
Income from continuing operations before income taxes	524,030	(105,000)	(1)	419,030	(52,500)	(1)	471,530
Provision for income taxes	(223,779)	39,900	(2)	(183,879)	19,950	(2)	(203,829)
Income from continuing operations	$ 300,251	(65,100)		235,151	(32,550)		267,701
Common shares outstanding	5,243,107	(2,526,247)		2,716,860	(1,263,124)		3,979,983
Net income per common share	$0.06			$0.09			$0.07
Other Data:
Ratio of earnings to fixed charges (3)	4.4x			2.6x			3.3x

(1) Reflects interest expense on new $3 million loan facility at 3.5% interest rate, with borrowings of $3 million, or $1.5 million if 1,263,124 shares are purchased.

(2) To reflect the impact of the assumed adjustments of interest payments on income taxes.

(3) Earnings included in the calculation of this ratio consist of income before income taxes plus interest expense. Fixed charges include interest expense.

PRO FORMA CONSOLIDATED BALANCE SHEET DATA
		AS IF 2,526,247 SHARES PURCHASED			AS IF 1,263,124 SHARES PURCHASED
	September 30, 2016
	Actual	Adjustments		Pro forma	Adjustments		Pro forma

ASSETS
CURRENT ASSETS
Cash	$ 500,660	$ (266,198)	(1)	$ 234,462	$ 135,483)	(1)	$ 365,177
Receivables from tenants	413,848	-		413,848	-		413,848
Prepaid property taxes	26,466	-		26,466	-		26,466
Income taxes receivable	22,441	-		22,441	-		22,441
Total current assets	963,415	(266,198)		697,217	(135,483)		827,932

INVESTMENT PROPERTIES
Investment properties for lease	6,905,492	-		6,905,492	-		6,905,492
Land and improvements held for investment or development	3,804,728	-		3,804,728	-		3,804,728
	10,710,220	-		10,710,220	-		10,710,220

OTHER ASSETS	69,627	-		69,627	-		69,627

	$11,743,262	$ (266,198)		$11,477,064	$(135,483)		$11,607,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 226,620	$ -		$ 226,620	$ -		$ 226,620
Current maturities of notes payable	250,418	-		250,418	-		250,418

Total current liabilities	477,038	-		477,038	-		477,038

LONG-TERM LIABILITIES
Notes payable, less current portion	2,775,666	3,000,000	(2)	5,775,666	1,500,000	(2)	4,275,666
Deferred income taxes	1,406,668	-		1,406,668	-		1,406,668
Total long-term liabilities	4,182,334	3,000,000		7,182,334	1,500,000		5,682,334

Total liabilities	4,659,372	3,000,000		7,659,372	1,500,000		6,159,372

STOCKHOLDERS' EQUITY
Common stock	524,311	-		524,311	-		524,311
Treasury	-	(3,157,809)	(3)	(3,157,809)	1,578,905)	(3)	(1,578,905)
Additional paid-in capital	333,216	-		333,216	-		333,216
Retained earnings	6,226,363	(108,389)	(4)	6,117,974	(56,578)	(4)	6,169,785
Total Stockholder's Equity	7,083,890	(3,266,198)		3,817,692	(1,635,483)		5,448,407

Liabilities and Stockholder's Equity	$11,743,262	$ (266,198)		$11,477,064	$(135,483)		$11,607,779

Book value per share	$1.35			$1.41			$1.37

Notes: (1) Reflects adjustment for cash on hand utilized in treasury stock purchase over cash borrowed for treasury stock purchase and related transaction costs.
(2) Reflects borrowing $3 million, or $1.5 million, respectively, to fund the treasury stock purchase, using Line of Credit with a 12 month term at 3.5% interest.
(3) Reflects treasury stock purchased.
(4) Reflects reduced retained earnings for transaction cost incurred and the related impact on income taxes.

Where You Can Find More Information

We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters, including information, as of particular dates, concerning our directors and officers, their compensation, the principal holders of our securities and any material interest of these persons in transactions with us is. We, along with the Flanagin Family, have also filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Offer.

The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E. Washington D.C. 20549. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to "incorporate by reference" information to this Offer to Purchase. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Offer to Purchase, except for any information that is superseded by information that is included directly in this document. This Offer to Purchase incorporates by reference the following documents that we have previously filed with the SEC:

  Our Annual Report on Form 10-K for the fiscal year ended September 30,2016; and

  Any filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Offer to Purchase and the expiration of the Offer.

You can obtain copies of any of the documents incorporated by reference in this document through us or from the SEC's website at the address shown above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Offer to Purchase. You can obtain such documents by writing to us at: Attn: Investor Relations, 2816 Washington Road, #103, Augusta, GA 30909, or by calling (706) 736-6334. Please be sure to include your complete name and address in your request.

SECTION 15. LEGAL MATTERS; REGULATORY APPROVALS.

Except as described in this document, we are not aware of any license or regulatory permit that is material to our business that might be materially and adversely affected by the acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Our obligation pursuant to the Offer to accept for payment and pay for shares is subject to conditions. See Section 10.

SECTION 16. UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares of common stock held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation. This discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences of participating in the Offer. Shareholders should consult their tax advisors as to the particular tax consequences to them of participation in the Offer including the application of state, local and foreign tax laws and possible tax law changes..

Unless otherwise indicated, this summary applies only to tendering stockholders that are “U.S. holders. As used herein, a "U.S. Holder" means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Holders of shares who are neither U.S. Holders nor partnerships (or any other entity treated as a partnership for U.S. federal income tax purposes) ("Non-U.S. Holders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 7 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

Non-Participation in the Offer. Stockholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders:

General. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Treatment as a Sale or Exchange. Under Section 302 of the Code, a U.S. Holder will recognize capital gain or loss on an exchange of shares for cash if the exchange (a) results in a "complete termination" of all such U.S. Holder's equity interest in us, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (together, as described below, the "Section 302 Tests").

If any one of the Section 302 tests is satisfied with respect to a tendering stockholder, such stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder’s adjusted tax basis in the shares sold pursuant to the Offer. If the shares have been held for more than one year, the gain or loss will be long-term capital gain or loss. For U.S. holders other than corporations, net long-term capital gain from the sale of shares held for more than one year is currently taxed at a maximum federal income tax rate of 20%. Therefore, a tendering stockholder may wish to take into account the various bases and holding periods of his or her shares, if such characteristics are not uniform, in determining which shares to tender.

Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a stockholder must take into account not only shares actually owned by the stockholder but also shares that are constructively owned pursuant to Section 318 of the Code. Under Section 318, a stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, as well as any shares the stockholder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

Application of Section 302 Tests. One of the following tests must be satisfied in order for the sale of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

(a) Substantially Disproportionate Test. The receipt of cash by a stockholder will be substantially disproportionate with respect to the stockholder if:

(i) the stockholder owns, actually and constructively, less than 50% of the total combined voting power of all classes of stock entitled to vote immediately after the redemption,

(ii) the percentage of the total voting stock actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating all shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the voting stock actually and constructively owned by the stockholder immediately before the sale (treating all shares sold pursuant to the Offer as outstanding), and

(iii) the percentage of the common stock actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating all shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the common stock actually and constructively owned by the stockholder immediately before the sale (treating all shares sold pursuant to the Offer as outstanding).

(b) Complete Termination Test. The receipt of cash by a stockholder will be a complete termination of the stockholder’s interest in Security Land if either:

(i) all of the shares actually and constructively owned by the stockholder are sold pursuant to the Offer, or

(ii) all of the shares actually owned by the stockholder are sold pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder under the family attribution rules in accordance with the procedures described in Section 302(c)(2) of the Code.

Stockholders should consult their tax advisors as to whether such an election is available and, if so, whether such an election is desirable.

(c) Not Essentially Equivalent to a Dividend Test. The receipt of cash by a stockholder will not be essentially equivalent to a dividend if the stockholder’s sale of shares pursuant to the Offer results in a “meaningful reduction” of the stockholder’s proportionate interest (both actual and constructive) in Security Land. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder’s proportionate interest will depend on the stockholder’s particular facts and circumstances. However, the IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation, who exercises no control over corporate affairs, may constitute such a “meaningful reduction.” Stockholders expecting to rely upon the “not essentially equivalent to a dividend” test should consult their own tax advisors as to its application in their particular situation.

All shares tendered by stockholders and related parties in the Offer will be taken into account in determining whether any particular stockholder meets one of the Section 302 tests. Further, although the issue is not free from doubt, a stockholder may be able to take into account acquisitions or dispositions of shares that occur substantially contemporaneously with the Offer in determining whether any of the Section 302 tests is satisfied.

Because the ability of a particular stockholder to meet one of the Section 302 tests depends on a “before” and “after” comparison of the stockholder’s actual and constructive percentage ownership of our outstanding shares, the extent to which other stockholders sell their shares in the Offer will affect the particular stockholder’s ability to meet a Section 302 test.  We recommend stockholders consult their own tax advisors regarding the likelihood that the stockholder will be able to meet one of the Section 302 tests.

Treatment as a Dividend. If a stockholder does not satisfy any of the Section 302 tests, and we have sufficient earnings and profits (as we currently anticipate will be the case, although there can be no assurances), a tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer. This amount will not be reduced by the stockholder’s basis in the shares sold pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) the stockholder’s basis in those shares will be added to the stockholder’s basis in his or her remaining shares. Because no assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, no assurance can be given that any particular stockholder will not be treated as having received a dividend.

Under current law, “qualified dividend income” received by a U.S. holder, other than a corporation, is subject to a maximum federal income tax rate of 20%, provided that certain holding period and other requirements are met. We recommend that stockholders consult their own tax advisors regarding the applicability of the reduced tax rates to the portion of the redemption proceeds, if any, that is treated as a dividend. If the redemption proceeds are treated as dividend income to a particular stockholder but do not constitute “qualified dividend income,” then such dividend income will be taxable to the stockholder as regular ordinary income (currently at federal tax rates as high as 39.6%).

Additional Tax on Net Investment Income. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to an additional 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include any dividend income or capital gain recognized in connection with its exchange of shares for cash pursuant to the Offer, unless such income or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the potential application to them of this additional tax.

Special Rules for Corporate Stockholders. To the extent that the exchange of shares by a corporate stockholder is treated as a dividend, the stockholder generally will be entitled to a dividends-received deduction equal to 70% of the dividend, subject to applicable limitations, including those relating to “debt-financed portfolio stock” under Section 246A of the Code and to the 45-day holding period requirement of Section 246(c) of the Code. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all stockholders, any amount treated as a dividend to a corporate stockholder generally is expected to constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code. Under Section 1059 of the Code, the corporate stockholder must reduce the tax basis of its stock by the tax-deductible portion of the dividend. Also, if the deductible portion of an extraordinary dividend exceeds the stockholder’s tax basis for the stock, the stockholder must treat any such excess as gain from the sale or exchange of the stock.

Non-U.S. Holders. We will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless we determine that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to us a properly completed and executed IRS Form W-SECI. We will determine a holder's status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

United States Federal Income Tax Backup Withholding. See Section 7 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

The tax discussion set forth above is included for general information purposes only. The tax consequences of a sale pursuant to this Offer may vary depending upon, among other things, the particular circumstances of the tendering stockholder. No information is provided herein regarding the state, local or foreign tax consequences of the transaction contemplated by this Offer. We recommend that stockholders consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to this Offer and the effect of the stock ownership attribution rules described above.

SECTION 17. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, at any time or from time to time, to elect to extend the period of time during which the Offer is open by publicly announcing the extension. Any such extension shall be in compliance with Rule 14e-1(d) under the Exchange Act. We also expressly reserve the right to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 10 by making a public announcement of such termination or postponement.

Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that we permit shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open; and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer. Rule 13e-4(f)(5) requires that we either pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of shares we may purchase or the price it may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time if public announcement is made and, such announcement, in the case of an extension, is issued no later than 9:00 a.m., Augusta, Georgia time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms of information, but in any case will be at least five business days.  Further:

  if we increase or decrease the price to be paid for shares, or increase the number of shares being sought and any such increase in the number of shares being sought exceeds 2% of the outstanding shares of common stock, or we decrease the number of shares being sought, and if the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

SECTION 18. FEES AND EXPENSES.

We will pay all expenses related to the printing and mailing of this Offer to Purchase and related materials, attorneys' fees and expenses and other miscellaneous fees and expenses incurred in connection with the Offer. Our officers and employees may contact stockholders by mail, in person or by telecommunication and may request custodians to forward materials relating to the Offer to beneficial owners. We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares pursuant to the Offer. However, we will, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials regarding the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of this Offer.

SECTION 19. MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after good faith efforts, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction.

In accordance with Rule I3e-4 under the Exchange Act, we, along with the Flanagin Family, have filed, with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. In this Offer, any reference to “Filing Persons” refers to the Company and the members of the Flanagin Family, collectively.  The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 14 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf regarding whether you should tender or refrain from tendering your shares pursuant to the Offer, and we have not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the Letter of Transmittal. You must not rely upon any such recommendation, information or representation that is given or made to you as having been authorized by us or the Information Agent.

March 15, 2017

APPENDIX A

DIRECTORS AND EXECUTIVE OFFICERS

 OF SECURITY LAND & DEVELOPMENT CORPORATION

AND MEMBERS OF THE FLANAGIN FAMILY

The following table sets forth certain information for the current directors and executive officers of the Company, and other members of the Flanagin Family. There are no arrangements or understandings between any officers or other Members of the Flanagin Family and any other persons pursuant to the election of the officers.

NAME, AGE AND POSITION OF DIRECTORS	LAST FIVE YEARS BUSINESS EXPERIENCE
W. Stewart Flanagin, Jr. 68-Chairman of Board of Directors since 1983; Member of Board since 1983; brother of President. (Member of Flanagin Family).	Pharmacist, former owner of Hill Drug Company through July 2012. Since July 2012 has been employed as a pharmacist by Rite Aid Corporation in Augusta, Georgia.
T. Greenlee Flanagin 67 - President and CEO since 1983; member of Board since 1983; brother of Chairman of Board. (Member of Flanagin Family).	President of Security Land
M. David Alalof 74 - member of Board since 1977.	President Emeritus of A.C.H.S. Insurance, an insurance company; Past Chairman of the State Personnel Board of Georgia
John C. Bell, Jr. 68— Vice President; Member of Board since 1983.	Attorney at Law with Bell & Brigham; Augusta, Georgia.
Gregory B. Scurlock 68 — Secretary/Treasurer; member of Board since 1983	Retired. Vice President, First Bank of Georgia, Augusta, GA until 2016.
Robert M. Flanagin 59 - Member of Board since 1987; brother of President and Chairman. (Member of Flanagin Family).

Real estate agent with Keller Williams Augusta Partners through November 2015. Currently real estate agent with Flanagin Real Estate Partners, LLC of Augusta, Georgia, and Developer of Galphin Plantation Subdivision in Aiken County, South Carolina.

NAME OF OTHER FLANAGIN FAMILY MEMBERS	OCCUPATION AND LAST FIVE YEARS BUSINESS EXPERIENCE
Ann Flanagin Smith	Retired Teacher from Chester Park Elementary School, Chester, SC
Harriette Flanagin	Office Manager of Security Land
T. Greenlee Flanagin, Jr.

CFO at David Hocker and Associates of Owensboro, Kentucky. Previously, Senior Manager Audit with DGLS CPAs and Business Advisors of Nashville, Tennessee. Also, real estate broker with Flanagin Real Estate Partners, LLC, of Augusta, Georgia.

R. Clayton Flanagin	Employed by Club Car, LLC, 4125 Washington Rd, Evans, Georgia, currently in the Accounting Department.

Each of the above persons is a citizen of the United States. None of the above individuals has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, none of the above individuals has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the individual from future violations of, or prohibits activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address for each director and executive officer and each other member of the Flanagin Family is shown in Section 12.

SECURITY LAND & DEVELOPMENT CORPORATION

The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or their nominee to us at the following address:

By Mail, Hand or Overnight Delivery:

T. Greenlee Flanagin, President

Security Land & Development Corporation

2816 Washington Road, #103

Augusta, GA 30909

(706) 736-6334

You are directed to contact T. Greenlee Flanagin at the telephone number and address above with any questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal or the Notice of Guaranteed Delivery, or to confirm delivery of your shares.